Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170761 on Form S-3 and Registration Statement Nos. 333-10409, 333-66422, 333-82302, 333-112521, 333-133640 and 333-179248 on Form S-8 of our reports dated November 16, 2016, relating to the consolidated financial statements and financial statement schedule of Woodward, Inc., and the effectiveness of Woodward, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2016.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 16, 2016